Exhibit 10.16
Gartner, Inc.
Enhanced Benefits Program — Operating Committee
Effective December 19, 2008
Gartner Operating Committee Members (U.S. Associates),
As a member of Gartner’s Operating Committee employed in the United States, you play a vital role in the overall success of our corporate performance. To that end, you have been asked to collaborate across organizational lines and make or support those decisions that build the total organization’s value. In recognition of this responsibility, you have the opportunity to participate in an enhanced executive benefits package.
These enhanced benefits include:
•	Enhanced severance policy

•	35 Paid Time Off days

•	$15,000 annual payment to purchase the perquisites of your choice (grossed up for tax purposes)

•	discretionary matching contribution under the Deferred Compensation Plan

•	Annual executive medical exam
Enhanced Severance Policy
The role you play as a senior leader has a higher risk/reward than other roles. In order to ensure that you are focused on your responsibilities, we have included an enhanced severance policy as part of this package.
If you are terminated without Cause (including as a result of the elimination of your position) then you will be entitled to receive the following:
•	your current annual base salary through your termination date (and a lump sum payment equal to any accrued, unused PTO, up to a maximum of 25 days) plus continued base salary for a period of twelve months following the termination date, payable in accordance with Gartner’s regular payroll schedule as in effect from time to time;

•	the right to exercise all options and other exercisable rights held by you that are vested as of the termination date for a period of 90 days following the termination date;

•	reimbursement for COBRA premiums incurred, minus the contribution paid by active associates, to continue group health benefits under Gartner’s plan (or, at Gartner’s election, to obtain substantially similar health benefits through a third party carrier) for twelve months for you and any other family members (i.e., your spouse and any eligible children) for whom you have made the appropriate election.
Except as provided above, you shall not be entitled to any other compensation, severance or other benefits, other than any benefits otherwise available to you under this Policy in the case of a Change in Control.
If you are terminated without Cause (including as a result of the elimination of your position) during the 12 month period following a Change of Control, then, in addition to the payments and benefits describe above, all outstanding equity awards shall vest in full and all outstanding equity awards with an exercise feature shall be immediately exercisable, and shall remain exercisable for 12 months following the termination date.

Gartner, Inc.
Enhanced Benefits Program
For purposes of this policy in connection with a Change in Control only, “outstanding equity awards shall include all outstanding performance-based equity awards as to which the performance criteria have not been certified, as of the termination date, by the Compensation Committee at target, as well as all other outstanding equity awards.
“Cause” means (i) your failure to perform your assigned duties or responsibilities (other than a failure resulting from disability) in such a manner as to cause material loss, damage or injury to Gartner; (ii) gross negligence or serious misconduct by you in connection with the discharge of the duties of your position in such a manner as to cause material loss, damage or injury to Gartner; (iii) your use of drugs or alcohol in such a manner as to materially interfere with the performance of your assigned duties; or (iv) your being convicted of, or entering a plea of nolo contendere to, a felony. In each instance, the foregoing acts and omissions shall not constitute Cause unless and until you have been provided with written notice from Gartner describing your act or omission that otherwise would constitute Cause and your failure to remedy such act or omission within 30 days of receiving written notice.
“Change in Control” shall have the same meaning as in Gartner’s 2003 Long Term Incentive Plan.
In order to receive any benefits under the Enhanced Severance Policy, you must execute and deliver a release of claims acceptable to Gartner within 60 days following termination. Payment of amounts that are exempt from Section 409A (see Appendix A) will begin upon the expiration of the release’s revocation period, but payment of any Section 409A “deferred compensation” will begin only upon the expiration of the 60-day period (subject to any further delay required under Appendix A).
Paid-Time-Off (PTO) Program
Gartner understands the importance of time away from work and how it results in a better frame of mind to provide outstanding results. As a senior leader of Gartner, you will be eligible for the highest level of PTO days, 35 days per year.
If your employment should terminate, you will be paid for any unused PTO up to a maximum of 25 days. The rate is based on your base salary only.
Annual Lump-Sum Payment
Under the executive benefit program, Gartner will pay you an annual lump sum payment of $15,000 from which you can choose to purchase the perquisites of your choice. For US taxpayers, this amount shall be grossed-up. In other words, you will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all income and payroll taxes imposed on the benefit payment and the Gross-Up Payment, you will retain the same amount on an after tax basis with respect to the benefit payment due that you would have retained had no such tax been imposed. In all cases, you are responsible for paying your own taxes.
Deferred Compensation Plan- Discretionary Match
OC Members who defer salary or bonus under the Gartner, Inc. Deferred Compensation Plan may be eligible for an additional Company match in accordance with the terms of

Gartner, Inc.
Enhanced Benefits Program
that plan. The match is discretionary and determined by the Company each year prior to the enrollment period; refer to the Deferred Compensation Plan enrollment materials for current details.
Executive Health Exam
You are eligible for an annual preventive physical examination by Executive Health Exams International (EHE). There are EHE facilities located in New York and in Stamford. Appointments can be scheduled on line by registering as a private patient at https://manaqe.eheintl.com/emr/psched/loqin.isp. Please pay for services in full and submit the detailed invoice to the Senior Director of Benefits & HRIS, for reimbursement through payroll. For US taxpayers, the fees or premiums paid on your behalf in regard to this benefit shall be grossed-up. In other words, you will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all income and payroll taxes imposed on the benefit payment and the Gross-Up Payment, you will retain the same amount on an after tax basis with respect to the benefit payment due that you would have retained had no such tax been imposed. In all cases, you are responsible for paying your own taxes.
In Conclusion
These benefits are being offered to you to supplement the current benefits package offered to all associates. You are not required to utilize these additional benefits, but may choose the ones that best meet your individual requirements.
The receipt of these benefits is contingent upon your signature below. By signing below, you acknowledge and agree that this enhanced executive benefits package, together with those non-severance benefits offered generally to all Gartner associates, shall be the only benefits to which you are entitled, and that any and all other benefits or arrangements, whether oral or in writing, previously existing between you and Gartner have been superseded and extinguished by this Program.
Benefits provided under this Program are subject to Appendix A, Compliance with Code Section 409A.
Approved by the Compensation Committee of the Board of Directors of Gartner, Inc. December 19, 2008

By:
Title: Lewis G. Schwartz,
SVP, General Counsel and Corporate Secretary

Acknowledged
By:
Name:
Title:

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Gartner, Inc.
Enhanced Benefits Program
APPENDIX A
Compliance with Code Section 409A
Section 409A of the Internal Revenue Code and the accompanying regulations (“Section 409A”) govern the payment of nonqualified deferred compensation. Payments and benefits under this Program are intended to be exempt from Section 409A to the maximum possible extent and, if not exempt, are intended to comply with the requirements of Section 409A.
The payments and benefits provided under the Enhanced Severance Policy described are intended to be exempt from Section 409A under the short-term deferral and separation pay exceptions to the maximum permissible extent; accordingly, each installment payment (i.e., the amount due on each payroll date) will be treated as a separate payment.
For any amounts provided under this Program that are “deferred compensation” within the meaning of Section 409A (i.e., not exempt from Section 409A):
(a)	if payable as a result of termination of employment and you are a “Specified Employee” (as determined by Gartner under Section 409A, which generally will includes all U.S. OC Members) at that time, amounts that otherwise would be paid during the first six months following termination will be delayed and accumulated for a period of six months and paid in a lump sum on the first day of the seventh month;

(b)	“termination of employment” means the date you experience a “separation from service” within the meaning of Section 409A; and

(c)	Gartner will not accelerate any such payment except to the extent permitted under Section 409A.
Any reimbursements or in-kind benefits provided under this Program will be administered in accordance with Section 409A, such that: (a) the amount of expenses eligible for reimbursement or in-kind benefits provided during one year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other year; (b) reimbursement of eligible expenses will be made on or before December 31 of the year following the year in which the expense was incurred; and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or to exchange for another benefit. Any “gross-up” payment under this Program will be made no later than December 31 of the year following the year in which the you pay the related taxes.
Nothing in the Program or this Appendix A should be interpreted as an entitlement to or guarantee of any particular tax treatment.

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